Exhibit 10.1
M.D.C. Holdings, Inc.
Amended Executive Officer Performance-Based Compensation Plan
Article I
Establishment And Administration Of Plan
     A. The Compensation Committee (the “Committee”) of the Board of Directors of M.D.C. Holdings, Inc., (the “Company”) hereby establishes and restates the following Executive Officer Performance-Based Compensation Plan (the “Plan”) to provide additional incentive to improve the Company’s financial results to eligible employees responsible for management of the Company.
     B. This Plan restates the Executive Officer Performance Based Compensation Plan originally approved by the Company’s stockholders at the Company’s 1994 Annual Meeting of Stockholders.
     C. The Committee shall consist solely of at least two outside directors of the Company each of whom satisfies the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee shall administer and interpret the Plan in accordance with Section 162(m) of the Code. The Committee shall have exclusive authority to establish one or more Performance Objectives for any fiscal year.
     D. The Plan shall be submitted for approval by the Company’s stockholders in accordance with Delaware law. No payment shall be made under the Plan prior to approval of the Plan by the Company’s stockholders as required by Section 162(m) of the Code.
Article II
Definitions
     For purposes of this Plan:
     A. “Covered Employees” shall mean the following individuals entitled to bonus payments under the Plan: Larry A. Mizel, the Company’s Chairman of the Board and Chief Executive Officer, and David D. Mandarich, the Company’s President and Chief Operating Officer.
     B. The Company’s “Adjusted Pre-Tax Income” for any fiscal year shall mean the sum of income (loss) before income taxes, extraordinary gain (loss) and cumulative effect of accounting changes of the Company and its consolidated subsidiaries for such year, as reported by the Company and audited by its independent public accountants, increased by amounts accrued for (i) the payments determined pursuant to this Plan; and (ii) non-production bonuses paid or to be paid by the Company.
     C. The Company’s “Stockholders’ Equity” for any fiscal year shall mean the Company’s year-end Total Stockholders’ Equity for the immediate fiscal year preceding the current fiscal year of the Company for which bonus payments under this Plan are being determined, as reported by the Company and audited by its independent public accountants.

     D. The Company’s “Adjusted Pre-Tax Return on Stockholders’ Equity” for any fiscal year shall mean its Adjusted Pre-Tax Income for such year divided by the Company’s Stockholders’ Equity for that fiscal year.
     E. The “Performance Goal” shall be a written goal for the achievement of one or more Performance Objectives approved by the Committee in respect of a particular fiscal year, which is established by the Committee (i) while the outcome for such Performance Objective for that fiscal year is substantially uncertain and (ii) not more than 90 days after the commencement of the fiscal year.
     F. The “Performance Objectives” for any year shall be determined by the Committee. The Performance Objective shall be based upon one or more of the following criteria: (i) EBITDA, as defined in the Company’s Amended and Restated Credit Agreement dated as of January 28, 2005, as the same may be amended from time to time, or replaced; (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) expense management; (vii) return on investment before or after the cost of capital; (viii) improvements in capital structure; (ix) profitability of an identifiable business unit or product; (x) maintenance or improvement of profit margins; (xi) stock price; (xii) market share; (xiii) revenues or sales; (xiv) costs; (xv) cash flow; (xvi) working capital; (xvii) changes in net assets, whether or not multiplied by a constant percentage intended to represent the cost of capital; and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its subsidiaries, divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other industries, or any combination thereof, as the Committee shall determine.
     G. The “Stockholders’ Equity Goal” for any fiscal year shall mean an amount equal to 10% of Stockholders’ Equity for such fiscal year.
Article III
Performance-Based Compensation
     A. The payments provided for in this Plan shall be paid only in the event that one or both of the following goals (the “Goals” and each a “Goal”) are achieved:
(i) the Company’s Adjusted Pre-Tax Return on Stockholders’ Equity with respect to an applicable fiscal year equals or exceeds the Stockholders’ Equity Goal, in which case the Covered Employees shall receive the amount of compensation provided in Paragraph B of Article III, or
(ii) the Performance Goal established by the Committee for that fiscal year is achieved, in which case the Covered Employees shall receive the amount of compensation provided in Paragraph C of Article III.
     B. If the Company’s Adjusted Pre-Tax Return on Stockholders’ Equity for any fiscal year equals or exceeds the Stockholders’ Equity Goal each of the Covered Employees shall receive, in accordance with the terms of this Plan, an amount equal to: (i) one and one half percent (1 1/2%) of the Stockholders’ Equity Goal; plus (ii) three percent (3%) of the amount by which the Company’s Adjusted Pre-Tax Income for such year exceeds the Stockholders’ Equity Goal.
     C. If the Performance Goal for any fiscal year is achieved, each of the Covered Employees shall receive, in accordance with the terms of this Plan, $2,500,000 together with 60,000 shares of restricted common stock of the Company (the “Common Stock”) under the Company’s 2001 Equity Incentive Plan (the “2001 Plan”) providing that the restrictions under the 2001 Plan shall lapse as to thirty-three and one third percent (33-1/3%) of the shares per year over three years commencing on the third anniversary of the date of award; and
     D. If both Goals are achieved, the Covered Employee shall receive compensation in an amount equal to the higher of (1) the amount determined pursuant to Paragraph B of Article III and (2) the amount determined pursuant to Paragraph C of Article III, with the restricted Common Stock valued at the closing price of the Common Stock on the New York Stock Exchange on the last trading day of the fiscal year for which compensation is to be granted. In no event shall the Covered Employees receive compensation pursuant to both Paragraph B and Paragraph C of Article III.
     E. The Committee shall have no discretion to increase the amount of any payment determined pursuant to this Plan. The Committee, however, may, in its sole discretion, reduce the amount otherwise payable to any Covered Employee under Paragraph B of Article III for any fiscal year by determining, on or before the last day of the fiscal year, that the payment to such Covered Employee shall not exceed a dollar amount then specified by the Committee.
     F. This Plan shall be effective for fiscal years of the Company commencing after December 31, 2007.
Article IV
Payment
     Any amounts to be paid pursuant to Paragraph B of Article III of this Plan shall be payable, in the Committee’s sole discretion, in cash and/or Common Stock; provided that no more than 20% of the amount paid to any Covered Employee for any fiscal year pursuant to this Plan shall be paid in Common Stock. The maximum number of shares of Common Stock available for issuance pursuant to Article IV of this Plan is 1,000,000 and the maximum number of such shares that may be issued to any one person is 1,000,000. If the Committee elects to pay any amount pursuant to Paragraph B of Article III of this Plan in Common Stock, such Common Stock shall be valued at the average closing price of the Company’s Common Stock on the New York Stock Exchange for the 31 trading days preceding the date (the “Certificate Date”) the Committee certifies in writing (i) that the respective Goal has been achieved; and (ii) the factors on which the respective Goal is based, as required by the following paragraph. If such trading value is not available for any reason, the Common Stock issued pursuant to this Plan shall be valued at its fair market value as of the Certificate Date as determined by the Committee. The Company shall use its best efforts to cause any shares of Common Stock to be issued pursuant to this Plan to be registered pursuant to the Securities Act of 1933 and regulations thereunder and any appropriate state securities laws and regulations within 180 days of the issuance of such shares of Common Stock.

     The Company shall make payment to each of the Covered Employees as promptly as practicable after the end of each fiscal year, but in no event later than 90 days after the end of each such fiscal year. Before any payment is made for a fiscal year pursuant to the Plan, the Committee shall certify in writing (i) that the respective Goal for such fiscal year was achieved; and (ii) the amount of the Company’s Adjusted Pre-Tax Income, Stockholders’ Equity and Adjusted Pre-Tax Return on Stockholders’ Equity for such fiscal year, if payments are made under Paragraph B of Article III, or the amount of each component of the Performance Goal for such fiscal year, if payments are made under Paragraph C of Article III.
Article V
Miscellaneous
     A. Subject to the requirements of Section 162(m) of the Code, this Plan may be terminated or amended at any time by the Committee.
     B. This Plan is established with the intent that it will satisfy the requirements of Section 162(m) of the Code, and any provision of this Plan which is determined to be contrary to or in conflict with any such requirement shall be modified to the extent necessary so as to comply with all such requirements.
     C. Any payments made pursuant to this Plan shall be in addition to the base salaries and other compensation or benefits paid or provided to the Covered Employees, and in no event shall this Plan cause such base salaries and benefits to be reduced or forfeited.

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